SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*


                        Imperial Credit Industries, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, no par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    452729106
                       ----------------------------------
                                 (CUSIP Number)


                                December 31, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                | |         Rule 13d-1(b)
                |X|         Rule 13d-1(c)
                | |         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 452729106                  13G                    Page 2 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                       Waveland Partners, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Illinois
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                 2,525,100 shares of Common Stock
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                -0- shares of Common Stock
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING               2,525,100 shares of Common Stock
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                  -0- shares of Common Stock
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         2,525,100 shares of Common Stock
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                    5.99% of the Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                    PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 452729106                  13G                    Page 3 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                       Waveland Capital Management L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Illinois
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                 2,525,100 shares of Common Stock
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                -0- shares of Common Stock
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING               2,525,100 shares of Common Stock
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                  -0- shares of Common Stock
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         2,525,100 shares of Common Stock
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                    5.99% of the Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                    PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 452729106                  13G                    Page 4 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                       Clincher Capital Corporation
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Illinois
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                 2,525,100 shares of Common Stock
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                -0- shares of Common Stock
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING               2,525,100 shares of Common Stock
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                  -0- shares of Common Stock
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         2,525,100 shares of Common Stock
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                    5.99% of the Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                    CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 452729106                  13G                    Page 5 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Waveland Capital Management, LLC
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Illinois
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                 2,525,100 shares of Common Stock
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                -0- shares of Common Stock
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING               2,525,100 shares of Common Stock
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                  -0- shares of Common Stock
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         2,525,100 shares of Common Stock
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                    5.99% of the Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                    OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 452729106                  13G                    Page 6 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                       Waveland Partners, Ltd.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                 2,525,100 shares of Common Stock
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                -0- shares of Common Stock
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING               2,525,100 shares of Common Stock
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                  -0- shares of Common Stock
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         2,525,100 shares of Common Stock
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                    5.99% of the Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                    OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 452729106                  13G                    Page 7 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                       Waveland International, Ltd.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                 2,525,100 shares of Common Stock
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                -0- shares of Common Stock
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING               2,525,100 shares of Common Stock
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                  -0- shares of Common Stock
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         2,525,100 shares of Common Stock
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                    5.99% of the Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                    OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.(a). Name of Issuer:

            Imperial Credit Industries, Inc.

       (b). Address of Issuer's Principal Executive Offices:

            23550 Hawthorne Blvd., Building 1, Suite 110, Torrance, CA 90505

Item 2.(a). Name of Person Filing:

            This statement is being filed by Waveland International, Ltd., a Cayman Islands exempted company ("Waveland International"), Waveland Partners L.P., an Illinois limited partnership ("Waveland"), Waveland Capital Management, L.P., an Illinois limited partnership ("Waveland Capital"), Clincher Capital Corporation, an Illinois corporation ("Clincher"), Waveland Capital Management, LLC, an Illinois limited liability company ("Waveland LLC") and Waveland Partners, Ltd., a Cayman Islands exempted company ("Partners Ltd." and together with Waveland International, Waveland, Waveland Capital, Clincher and Waveland LLC, the "reporting persons").

       (b). Address of Principal Business Office or, if None, Residence:

            227 W. Monroe, Suite 4800, Chicago, Illinois 60606

       (c). Citizenship:

            Waveland International, Ltd.                       Cayman Islands
            Waveland Partners, L.P.                            Illinois
            Waveland Capital Management, L.P.                  Illinois
            Clincher Corporation                               Illinois
            Waveland Capital Management, LLC                   Illinois
            Waveland Partners, Ltd.                            Cayman Islands

       (d). Title of Class of Securities:

            Common Stock, no par value per share ("Common Stock")

       (e). CUSIP Number:

            452729106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a)[ ] Broker or dealer registered under Section 15 of the
                   Exchange Act;
            (b)[ ] Bank as defined in Section 3(a)(6) of the Exchange Act;
            (c)[ ] Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act;

            (d)[ ] Investment company registered under Section 8 of the
                   Investment Company Act;
            (e)[ ] An investment adviser in accordance with
                   Rule 13d-1(b)(1)(ii)(E);
            (f)[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g)[ ] An parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
            (h)[ ] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;
            (i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
            (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

       (a). Amount Beneficially Owned:

            As of December 31, 2001 Waveland International owned 2,025,100 shares of Common Stock (representing 4.80% of the Common Stock outstanding as stated below). Since December 31, 2001 Waveland International acquired additional shares and as of February 4, 2002 owns 2,525,100 shares of Common Stock (representing 5.99% of the Common Stock outstanding as stated below). Each of the other reporting persons may be deemed to share beneficial ownership of the Common Stock acquired by Waveland International.

       (b). Percent of Class:

            As of December 31, 2001 Waveland International owned 4.80% of the Common Stock outstanding as of November 16, 2001 (as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001). As of February 4, 2002 Waveland International owns 5.99% of the Common Stock outstanding as of November 16, 2001 (as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

       (c). Number of shares as to which such person has:

            (i).   Sole power to vote or to direct the vote:

                   The reporting persons have the sole power to vote or direct the vote of 2,525,100 shares of Common Stock.

            (ii).  Shared power to vote or to direct the vote:

                   None.

             (iii). Sole power to dispose or to direct the disposition of:

                    The reporting persons have the sole power to dispose or to direct the disposition of 2,525,100 shares of Common Stock.

             (iv).  Shared power to dispose or to direct the disposition of:

                    None.

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of a Group.

             Not applicable.

Item 10.     Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2002

WAVELAND PARTNERS, L.P.
By:      Waveland Capital Management, L.P.
         Its: General Partner
         By:  Clincher Capital Corporation
              Its: General Partner

              By:  /s/ David S. Richter
                  ---------------------------
                  David S. Richter, President

WAVELAND CAPITAL MANAGEMENT, L.P.
By:      Clincher Capital Corporation
         Its: General Partner

         By: /s/ David S. Richter
            -----------------------------
              David S. Richter, President

CLINCHER CAPITAL CORPORATION


By: /s/  David S. Richter
   ---------------------------------
     David S. Richter, President

WAVELAND CAPITAL MANAGEMENT, LLC


By: /s/  David S. Richter
   ---------------------------------
     David S. Richter, President

WAVELAND PARTNERS, LTD.


By: /s/  David S. Richter
   ---------------------------------
     David S. Richter, Director

WAVELAND INTERNATIONAL, LTD.


By: /s/  David S. Richter
   ---------------------------------
     David S. Richter, Director